Exhibit 10.9

2012 Plan Year

LEVI STRAUSS & CO.

ANNUAL INCENTIVE PLAN

—CONFIDENTIAL—

ANNUAL INCENTIVE PLAN (AIP)

1.	Introduction

This is the official document for the Levi Strauss & Co. Annual Incentive Plan (the “Plan”), which contains the exclusive and complete description of the Plan terms. For more specific information on how the Plan works, please refer to the Plan Administrative Guidelines. In the event of any inconsistency between the Plan document and the Plan Administrative Guidelines, the Plan document will control. Levi Strauss & Co. (the “Company”) and the Committee reserve the right to amend the Plan from time to time or to terminate the Plan at any time and for any reason.

The Plan rewards individual achievement of results toward objectives established by the Company for the 2012 fiscal year beginning November 28, 2011 and ending November 25, 2012 (the “Plan Year”). The amount of the incentive pay earned depends on the financial performance of the Company and the performance of the individual Participant.

2.	Purpose of the Plan

The purpose of the Plan is to:

•	align Eligible Employees’ and shareholders’ interests;

•	recognize and reward Eligible Employees who make substantial contributions to the Company;

•	provide managers with the ability to recognize and reward key contributors and reinforce the Performance Management Development Program;

•	tie the incentive opportunity to external competitive practices, and internally to the Company’s total compensation objectives; and

•	encourage continuation of excellent service.

3.	Defined Terms

A.	Active Employment means the Eligible Employee is on the active payroll of the Company and has not experienced a voluntary or involuntary termination of employment with the Company, including discharge for any reason, resignation, layoff, death, Retirement or Long-Term Disability.

B.	Allocation Percentage means the percentage used to determine an Individual Incentive Allocation. An Allocation Percentage is chosen from a range of percentages based on final year-end Business Unit or Staff Group performance, as applicable, and the Participant’s individual performance rating.

C.	Base Salary means the Participant’s base annual wage rate in effect on August 31 of the Plan Year, excluding bonuses, overtime, shift differential or any other additional pay items.

D.	Beneficiary means the Participant’s (i) surviving spouse; (ii) living descendents per stirpes; or (iii) duly appointed and qualified executor or personal representative or estate.

E.	Board means the Board of Directors of the Company.

F.

Business Unit means a category relative to a Participant’s position within the Company used to measure the Participant’s performance that has a direct impact on EBIT, Working Capital and Net Revenue, such as Levi’s®, Dockers® or Denizen™.

G.	Cause means a finding by the Plan Administrator that the Participant has:

1.	committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company;

2.	engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company;

3.	violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as in effect from time to time;

4.	committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty);

5.	misappropriated or embezzled any property of the Company (whether or not a misdemeanor or felony);

6.	failed, neglected or refused to perform the employment duties related to his or her position as from time to time assigned to him or her (including, without limitation, the Participant’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction); or

7.	breached any applicable employment agreement.

“Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

H.	Committee means the Human Resources Committee of the Board.

I.	Company means Levi Strauss & Co. and its participating Subsidiaries.

J.	EBIT means earnings before interest, and taxes, as determined under the Company’s audited financial statements.

K.	EBIT Percentage means actual EBIT for the Plan Year divided by Target EBIT.

L.	Eligible Employee means each individual who meets the eligibility requirements under Section 5. The term “Eligible Employee” excludes anyone who is classified as an independent contractor or consultant, and anyone who provides services to the Company pursuant to a contract between the Company and a third party organization.

M.	Funding Amount means an amount generated to pay incentives based on the Participant’s Target Amount and the performance of the Funding Source against Target EBIT, Target Net Revenue and Target Working Capital. The Funding Amount is calculated by multiplying a Participant’s Target Amount by the final year-end Business Unit or Staff Group Funding Percentage, as applicable, to determine the Incentive Pool.

N.	Funding Percentage means the percentage used to determine the final Incentive Pool for a Business Unit or Staff Group, as applicable. The Funding Percentage is calculated under Section 6.B or 6.C.

O.	Funding Source means the organizational unit(s) used to set and measure financial objectives for purposes of determining the size of the final Incentive Pools. For example, the Funding Source may be the Company or a designated Business Unit.

P.	Incentive Pool means the sum of the Funding Amounts for all Participants within the Funding Source, determined after the close of the Plan Year. Incentive Pools are established separately for the Company and for each Business Unit and Staff Group, as applicable.

Q.	Individual Incentive Allocation means the award made under the Plan to a Participant.

R.	Long-Term Disability means the Eligible Employee is disabled within the meaning of, and eligible for benefits under, a long-term disability program or equivalent program maintained by the Company or a Subsidiary employing the Eligible Employee.

S.	Net Revenue means gross sales after returns and allowances, plus licensing revenue.

T.	Net Revenue Percentage means actual Net Revenue for the Plan Year divided by Target Net Revenue.

U.	Participant means an Eligible Employee who meets the participation requirements under Section 5.

V.	Participation Rate means the percentage used to determine a Participant’s Target Amount. A Participation Rate is based on the Participant’s job level and is expressed as a percent of Base Salary. Participation Rates may vary depending on the Participant’s location and/or job title.

W.	Performance Management Development Program means the program in which performance objectives are set and measured for individual employees.

X.	Plan means the Levi Strauss & Co. Annual Incentive Plan, as set forth herein and as amended from time to time.

Y.	Plan Administrator means the Committee.

Z.	Plan Year means the Company’s 2012 fiscal year beginning November 28, 2011 and ending November 25, 2012.

AA.	Retirement means a voluntary termination of employment by an Eligible Employee who meets the age and service requirements as defined and determined under the Company retirement plan applicable to the Eligible Employee.

BB.	Staff Group means a category relative to a Participant’s position within the Company used to measure the performance of a Participant that is in a business support capacity, such as Information Technology, Human Resources, Finance or Legal.

CC.	Subsidiary means any corporation of which more than 50% of the outstanding shares having ordinary voting power are owned or controlled by the Company, and any other entity that the Board, in its sole discretion, deems to be a Subsidiary.

DD.	Target Amount means the Participant’s Base Salary multiplied by his or her Participation Rate. The Base Salary and Participation Rate (which is a set percentage based on the Participant’s job level) are determined as of August 31 of the Plan Year. Target Amounts are calculated in local currency. See Section 5 for special rules regarding changes in status that may affect the Target Amount.

EE.	Target EBIT means an EBIT amount designated by the Company.

FF.	Target Net Revenue means a Net Revenue amount designated by the Company.

GG.	Target Working Capital means a Working Capital amount designated by the Company.

HH.	Working Capital means current assets minus current liabilities, and is used to measure the average number of days to convert working capital into cash over the year.

II.	Working Capital Percentage means actual Working Capital for the Plan Year divided by Target Working Capital.

4.	Effective Date and Termination Date

The Plan is effective with respect to the 2012 Plan Year only.

5.	Eligibility and Participation

The Plan covers each employee of the Company who (i) is in Active Employment during the Plan Year; (ii) is classified by the Company in the Executive, Leader, Management, Professional or Contributor bands; (iii) is on the payroll of the Company on or before August 31 of the Plan Year; and (iv) remains in Active Employment through the payout date, except as provided below. In addition, Eligible Employees must meet individual performance expectations as determined by the head of the Eligible Employee’s work group under the Performance Management Development Program.

The following paragraphs address changes in status that occur after the first day of the Plan Year. The following paragraphs are specific to Participants in the United States. Proration rules may vary outside of the United States, based on regional policies and/or legal requirements.

A.	New Hires and Rehires. If an individual becomes an Eligible Employee after the beginning of the Plan Year, but on or before August 31 of the Plan Year, the Target Amount will be prorated for the length of time he or she worked as an Eligible Employee. Rehired individuals are not entitled to receive credit for prior periods of employment, unless the Eligible Employee was involuntarily terminated by the Company without Cause and rehired in the same Plan Year.

B.	Promotions. If an individual becomes an Eligible Employee after the beginning of the Plan Year, but on or before August 31 of the Plan Year, due to promotion, the Target Amount will be determined based on the Eligible Employee’s Base Salary and Participation Rate determined as of August 31 of the Plan Year without proration.

C.	Demotions. If an individual ceases to be an Eligible Employee before the end of the Plan Year, other than due to termination of employment, the Target Amount will be prorated for the length of time he or she worked as an Eligible Employee.

D.	Funding Source Changes. If an Eligible Employee moves from one Funding Source to another Funding Source during the Plan Year, the Funding Source for the 2012 Plan Year will be based on the Business Unit or Staff Group the Eligible Employee is employed in on August 31 of the Plan Year without proration.

E.	Terminations. If a Participant Retires, is terminated without Cause, dies or goes on Long-Term Disability before the end of the Plan Year, the Participant’s Target Amount will be prorated for the length of time he or she was an Eligible Employee during the Plan Year. As one of the objectives of the Plan is to encourage continuity of service, in all other cases of termination before the payment date (including voluntary resignation or termination for Cause), a Participant will have no right to any Individual Incentive Allocation.

F.	Leaves of Absence. Eligible Employees who are on an approved leave of absence during the Plan Year will have their Target Amount prorated to the whole day to exclude any leave of absence in the Plan Year where the Eligible Employee is on unpaid status, meaning the individual is not receiving regular pay or is under the Time Off With Pay Program (“TOPP”). If an Eligible Employee is using TOPP while on a leave of absence, TOPP must be taken in full day increments except when being used to supplement other forms of leave related income (i.e. short-term disability, state disability insurance, etc.). This includes leaves for FMLA, Workers’ Compensation, short-term disability, personal leave and military leave. When there are two or more discontinuous leaves in the same Plan Year, the periods of unpaid leave are summed for purposes of calculating the prorated Target Amount.

6.	Plan Funding

With respect to a Participant who is in a Business Unit, the Plan will be funded (or not) based on: (i) the financial performance of the Participant’s Business Unit and the next higher organizational level at the Company (i.e., the Funding Sources for the Participant); and (ii) the Participant’s Target Amount. If the growth for these Funding Sources meets or exceeds certain target levels, the Funding Sources will allocate funds to create an Incentive Pool to make payments to Participants in the applicable Business Units. The actual amount of funding for each Funding Source under the Plan is based on the formula described below.

A.	Funding Amount. The Funding Amount is determined by the following equation:

Funding Amount = Business Unit/Staff Group Funding Percentage x Target Amount

This formula is applied to each Participant in the Funding Source to arrive at the Funding Amount. The total for all Participants in the Funding Source constitutes the final Funding Amount for the Funding Source.

B.	Business Unit/Staff Group Funding Percentage. The following steps are used to determine the Funding Percentage for a Participant who is in a Business Unit or Staff Group:

1.

Calculate the EBIT Percentage for the Participant’s primary Funding Source. Calculate the EBIT Percentage for the next higher Company organizational level for that Participant.[1] If the Participant’s primary Funding Source is the Company, use only the EBIT Percentage for the Company.

2.	Using the EBIT Percentages, determine each of the corresponding EBIT Funding Percentages for the primary Funding Source and the next higher Company organizational level, respectively. Funding for the achievement of the EBIT Target for the 2012 Plan Year is set at 100%.

3.	Calculate the Working Capital Percentage for the Participant’s primary Funding Source. Calculate the Working Capital Percentage for the next higher Company organizational level. If the Participant’s primary Funding Source is the Company, use only the Working Capital Percentage for the Company.

4.	Using the Working Capital Percentages, determine each of the corresponding Working Capital Modifiers for the primary Funding Source and the next higher Company organizational level, respectively.

5.	Multiply each of the EBIT Funding Percentages by the corresponding Working Capital Modifiers. Each result will be capped at 175%.

[1]	For example, the applicable Business Unit may be Global Levi’s®, with the next higher organizational unit being the Company.

6.	Calculate the Net Revenue Percentage for the Participant’s primary Funding Source. Calculate the Net Revenue Percentage for the next higher Company organizational level for that Participant. If the Participant’s primary Funding Source is the Company, use only the Net Revenue Percentage for the Company.

7.	Using the calculated Net Revenue Percentages, if any, determine the corresponding Net Revenue Funding Percentages for the Participant’s primary Funding Source and the next higher Company organizational level, respectively. Funding for the achievement of the Net Revenue Target for the 2012 Plan Year is set at 100%. In order for Net Revenue funding to exceed 100%, EBIT Percentages must be achieved at 100% of Target or higher.

8.	Add the Net Revenue Funding Percentages, if any, determined under paragraph 7 to the respective percentages calculated under paragraph 5. For purposes of this calculation, the product of the EBIT Funding Percentages and the Working Capital Modifiers is weighed 50% and the Net Revenue Funding Percentage is weighed 50%.

9.	Determine the final Funding Percentage by adding together the weighted average of the Funding Percentage for the Funding Source and the Funding Percentage for the next higher Company organizational level. The weighting is typically 70% for the Participant’s Funding Source and 30% for the next higher Company organizational level. Funding mix may vary among Regions. This paragraph does not apply if a Participant’s Funding Source is the Company only.

C.	Incentive Pool. The Incentive Pool for each Business Unit and Staff Group within a Funding Source, as applicable, is determined after the end of the Plan Year. A Business Unit’s Incentive Pool is the sum of the Funding Amounts for each Participant within the Business Unit. A Staff Group’s Incentive Pool is the sum of the Funding Amounts for each Participant within the Staff Group. After the Incentive Pools have been determined, members of the Worldwide Leadership Team (“WLT”) may redistribute funds from one Incentive Pool to another within their respective organizations. The Chief Executive Officer recommends the final Incentive Pool after the end of the Plan Year for Committee approval.

7.	Participant Incentive Allocations

A.	Performance Management Development Program. Individual Incentive Allocations are determined by the head of the Participant’s work group, based on individual performance. If a Participant meets or exceeds certain performance expectations (as determined in the Performance Management Development Program), then he or she will be eligible to receive an Individual Incentive Allocation.

If a Participant does not meet performance expectations (as determined in the Performance Management Development Program), no Individual Incentive Allocation is issued to that Participant. Any money budgeted for a Participant who does not meet performance expectations remains in the Business Unit’s or Staff Group’s Incentive Pool, as applicable, making it available for other Participants in such Business Unit or Staff Group, as applicable.

B.	Individual Allocations. Individual Incentive Allocations are made to a Participant based on annual results as measured against: (i) the Participant’s annual objectives, established at the beginning of the Plan Year; and (ii) contributions relative to others. Individual Incentive Allocations are reviewed and approved by the Participant’s manager and a WLT member. The Incentive Pool is the limit for incentive awards within a Business Unit or Staff Group, as applicable. The Individual Incentive Allocation for each Participant is equal to:

Target Amount x Allocation Percentage

Each Participant’s contributions and performance is measured against the goals and objectives set for him or her for that Plan Year. Based on the evaluation, the Participant is assigned a performance rating. The Participant’s performance rating combined with the overall performance of his or her Business Unit or Staff Group, as applicable, establishes the guidelines for the range of his or her Allocation Percentage. Finally, the Participant’s Allocation Percentage is approved by the Participant’s manager and a WLT member, subject to Incentive Pool limitations.

C.	Timing. Incentive payments are made as soon as administratively practicable after the close of the Plan Year, but no later than the end of the following Plan Year. If a Participant dies after the close of the Plan Year and has earned an Individual Incentive Allocation, such amount will be distributed to his or her Beneficiary.

8.	No Tax, Financial, Legal or Other Advice

The Company or any Subsidiary has not provided, and will not provide, any tax, financial, legal or other advice related to participation in the Plan, including, but not limited to, tax or financial consequences of participating in the Plan. No provision of the Plan, or any document or presentation about the Plan given to Eligible Employees, will be interpreted as reflecting such advice.

9.	Payments and Tax Withholding

The Company will deduct from all payments any and all applicable taxes (e.g., federal, state, local or other taxes of any kind) required by law to be withheld with respect to such payment.

10.	Employment Rights

Neither this document nor the existence of the Plan is intended to, nor do they imply, any promise of continued employment by the Company. Employment may be terminated with or without Cause, and with or without notice, at any time, for any reason, at the option of the Company or the employee. No one other than the Board, Chief Executive Officer, President or a Senior Vice President of the Company may approve any agreement with an employee that guarantees his or her employment. Such an agreement must be in writing and signed by such an authorized individual.

A Participant who voluntarily resigns or who has been involuntarily discharged by the Company for Cause loses all of his or her interest, including any right, under the Plan, and is not entitled to receive any payment under the Plan.

11.	Other Benefits

No creation of interests or payment of cash under the Plan will be taken into account in determining any benefits under any compensation, pension, retirement, savings, profit sharing, group insurance, welfare or other employee benefit plan of the Company or any Subsidiary. However, an Eligible Employee may be eligible to elect to defer incentive payments under the terms of the Levi Strauss & Co. Deferred Compensation Plan for Executives. Please refer to the terms of such plan for information regarding possible deferral elections.

12.	Unfunded Status

The Plan is unfunded. An Eligible Employee’s right to receive an Individual Incentive Allocation under the Plan is an unsecured claim against the general assets of the Company, or Subsidiary, as applicable. Although the Company or a Subsidiary may establish a bookkeeping reserve to meet its obligations, any rights acquired by any Eligible Employee are no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

The Company or any Subsidiary is not required to segregate any assets for incentive payments, and neither the Company, nor any Subsidiary, the Board, the Committee nor the Plan Administrator is deemed to be a trustee as to any incentive payment under the Plan. Any liability of the Company or Subsidiary to any Eligible Employee under the Plan is based solely upon any contractual obligations that may be created by the Plan. No provision of the Plan, under any circumstances, gives any Eligible Employee or other person any interest in any particular property or assets of the Company or its Subsidiaries. No incentive payment is deemed to be secured by any pledge of, or other encumbrance or security interest in, any property of the Company, or any Subsidiary. Neither the Company, nor any Subsidiary, the Board, the Committee, nor the Plan Administrator is required to give any security or bond for the performance of any obligation that may be created under the Plan.

13.	No Limit on Capital Structure Changes

The establishment and operation of the Plan will not limit the ability of the Company or of any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure; to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize; to pay dividends or make other distributions to stockholders; to repurchase stock or to issue stock; or to take any action in respect of its manufacturing, marketing, distribution, merchandising, operations, management or any other aspect of its business.

Notwithstanding the above, the Committee may, in its discretion, adjust the manner in which the performance measures are calculated at any time or from time to time to take into account changes in the Company’s business that the Committee believes affect the relationship between the Company’s performance and such value.

14.	Plan Administration

The Plan is administered by the Committee. The Committee may delegate its authority as Plan Administrator to such other person or persons as the Committee designates from time to time. In administering the Plan, the Committee may, in its discretion, employ compensation consultants, accountants and counsel and other persons to assist or render advice and other services, all at the expense of the Company.

The Committee has the power, in its sole discretion, to interpret the Plan and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. The Committee’s determinations and interpretations will be conclusive and binding on all individuals. Responsibilities include (but are not limited to) the following:

•	design and interpret the Plan (including ambiguous terms);

•	approve Participation Rates;

•	approve financial performance measures;

•	approve Funding Sources and weights;

•	approve Company financial objectives;

•	approve final Incentive Pool; and

•	approve other terms and conditions that may be recommended by the Chairman of the Board or the Chief Executive Officer.

The Committee may delegate its day-to-day administrative responsibilities to Company employees and may delegate to Company management the authority to approve amendments to the Plan.

15.	Claims Procedures

A Participant or Beneficiary will have the right to file a claim, inquire if he or she has any right to benefits and amounts thereof or appeal the denial of a claim.

A.	A claim will be considered as having been filed when a written communication is made by the Participant, Beneficiary or his or her authorized representative (the “claimant”) to the attention of the Plan Administrator. The Plan Administrator will notify the claimant in writing within 90 days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial 90-day period for processing the claim is required, written notice of the extension will be provided to the claimant before the expiration of the initial 90-day period. In no event will the period, as extended, exceed 180 days. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision.

B.	Notice of a wholly or partially denied claim for benefits will be made in writing in a manner calculated to be understood by the claimant and will include:

1.	the reason or reasons for denial;

2.	specific reference to the Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.	an explanation of the Plan’s claim appeal procedure.

C.	If a claim is wholly or partially denied, the claimant may file an appeal requesting the Plan Administrator to conduct a full and fair review of his or her claim. For purposes of this review, the Plan Administrator may appoint an individual or committee (other than the individual or committee that heard the initial claim) to act on its behalf. An appeal must be made in writing no more than 60 days after the claimant receives written notice of the denial. The claimant may review any documents that apply to the case and may also submit points of disagreement and other comments in writing along with the appeal. The decision of the Plan Administrator regarding the appeal will be given to the claimant in writing no later than 60 days following receipt of the appeal. However, if the Plan Administrator, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision will be given no later than 120 days after receiving the appeal. If such an extension of time for review is required, written notice of the extension will be furnished to the claimant before the commencement of the extension. The decision will be written in a manner calculated to be understood by the claimant and will include specific reasons for the decision, as well as specific references to the pertinent Plan provisions on which the decision is based.

D.	Notwithstanding any provision in the Plan to the contrary, no employee, Eligible Employee, Participant, Beneficiary or other person may bring any legal or administrative claim or cause of action against the Plan, the Plan Administrator or the Company in court or any other venue until such person has exhausted the administrative remedies under this Section 15.

E.	If the Plan Administrator is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Plan Administrator may instruct the Company to suspend payment until satisfied as to the person’s entitlement to the payment. Notwithstanding the foregoing, no person may bring a claim for Plan benefits to arbitration, court or through any other legal action or process until the administrative claims process of this Section 15 has been exhausted.

16.	Amendment, Modification or Termination of Plan

The Committee may modify, amend or terminate any and all provisions of the Plan at any time and for any reason during its existence, and establish rules and procedures for its administration, at its discretion and without notice.

17.	Severability

If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision were not part of the Plan.

18.	No Waiver

Failure of the Company to enforce at any time any provision of the Plan will in no way be construed to be a waiver of such provision or any other provision of the Plan.

19.	Incorrect Payment of Benefits

If the Plan Administrator determines in its sole discretion that the Plan made any overpayment of the amount of any benefits due any payee under the Plan, the Plan Administrator may require the payee to return the excess to the Plan or take any other action deemed reasonable by the Plan Administrator.

20.	Governing Law

The Plan and all incentive payouts hereunder will be governed by the laws of the State of California. In applying the laws of the State of California, its rules on choice of law will be disregarded.

21.	All Provisions

This official Plan document represents the exclusive and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents and communications between the Company or any Subsidiary and any Eligible Employee, whether oral or written, relating to its subject matters. In the event of any conflict between the provisions of this official Plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document will control.

22.	Adoption

To record the restatement of the Plan, the Company has caused its duly authorized officer to execute this document on the date indicated herein.

Levi Strauss & Co.

By:	/s/ Greg Holmes
Title:	Acting Senior Vice President, Human Resources

Date: February 2, 2012